                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                                 ---------------


                                   FORM 8-K/A

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  August 9, 2000


                            Silicon Laboratories Inc.
              (Exact Name of Registrant as Specified in Charter)


         Delaware                      000-29823                74-2793174
(State or Other Jurisdiction   (Commission File Number)       (IRS Employer
      of Incorporation)                                     Identification No.)


    4635 Boston Lane, Austin, Texas                                78735
(Address of Principal Executive Offices)                         (Zip Code)


       Company's telephone number, including area code:  (512) 416-8500


                               Not Applicable.
         (Former Name or Former Address, if Changed Since Last Report)


 ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

This Form 8-K/A is being filed to amend the Form 8-K filed on August 11, 2000 by Silicon Laboratories Inc. (Silicon Laboratories) to include the financial statements and pro forma financial information referred to in Item 7 below relating to Silicon Laboratories' acquisition of Krypton Isolation, Inc.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements and pro forma financial information are being provided in accordance with the instructions to this item.

(a)      Financial Statements of Business Acquired

         Report of Independent Auditors

         Balance sheets of Krypton Isolation, Inc. at April 30, 2000 and 1999.

         Statements of operations of Krypton Isolation, Inc. for the years ended April 30, 2000 and 1999.

         Statements of stockholders' equity of Krypton Isolation, Inc. for the years ended April 30, 2000 and 1999.

         Statements of cash flows of Krypton Isolation, Inc. for the years ended April 30, 2000 and 1999.

         Notes to financial statements

(b)      Pro forma financial information.

         Unaudited pro forma condensed balance sheet as of July 1, 2000 and accompanying explanatory notes.

         Unaudited pro forma condensed statement of operations for the year ended January 1, 2000 and accompanying explanatory notes.

         Unaudited pro forma condensed statement of operations for the six months ended July 1, 2000 and accompanying explanatory notes.

(c)      Exhibits

         2.1** Merger Agreement and Plan of Reorganization dated as of June 22, 2000, by and among Silicon Labs, Karst Corporation, a California corporation and wholly-owned subsidiary of Silicon Labs, and Krypton Isolation, Inc., a California corporation, and with respect to Section 7.2 of the Merger Agreement only, Charles Welch, as Shareholder Agent.
         23.1    Consent of Independent Auditors
         99.1** Press Release dated August 10, 2000, of the Registrant.

-----------------
**Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on August 11, 2000.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 8, 2000

                                       SILICON LABORATORIES INC.,
                                       a Delaware corporation


                                       By:  /s/ John W. McGovern
                                          ----------------------
                                            John W. McGovern
                                            Chief Financial Officer

                            Report of Independent Auditors



The Board of Directors
Krypton Isolation, Inc.

We have audited the accompanying balance sheets of Krypton Isolation, Inc. (the Company) as of April 30, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Krypton Isolation, Inc. at April 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                     /s/ Ernst & Young LLP

Austin, Texas
July 26, 2000

                             Krypton Isolation, Inc.

                                 Balance Sheets


                                                                                     April 30
                                                                              2000              1999
                                                                        -----------------------------------
Assets
Current assets:
   Cash and cash equivalents                                              $   1,880,691    $   2,268,171
   Accounts receivable, net of allowance for
     doubtful accounts of $35,895 and $10,200 at
     April 30, 2000 and 1999, respectively                                      202,300          251,125
   Inventories                                                                  390,757          410,881
   Notes receivable from officers                                               100,000          100,000
   Prepaid expenses and other                                                    25,266           16,518
                                                                        -----------------------------------
Total current assets                                                          2,599,014        3,046,695

Property and equipment, net                                                     250,768          232,059
Other assets                                                                      3,092            3,092

                                                                        -----------------------------------
Total assets                                                              $   2,852,874    $   3,281,846
                                                                        ===================================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                       $     408,163    $     505,112
   Accrued expenses                                                              67,752           83,304
   Obligations under capital leases                                                   -              759
   Other liabilities                                                             10,024            5,199
                                                                        -----------------------------------
Total current liabilities                                                       485,939          594,374

Stockholders' equity:
   Series A Convertible Preferred Stock - no par value; 2,000,000
     shares authorized; 0 shares issued and outstanding                               -                -
   Series B Convertible Preferred Stock - no par value; 2,000,000
     shares authorized; 0 shares issued and outstanding                               -                -
   Series C Convertible Preferred Stock - no par value; 1,500,000 shares authorized; 1,077,587 shares issued and outstanding;
     aggregate liquidation preference of $2,500,002                           2,475,771        2,475,771
   Common Stock - no par value; 12,000,000 shares authorized;
     4,527,500 and 4,500,000 shares issued and outstanding at April
     30, 2000 and 1999, respectively                                          1,173,875        1,138,125
   Preferred Stock warrants                                                   8,900,000          360,000
   Accumulated deficit                                                      (10,182,711)      (1,286,424)
                                                                        -----------------------------------
Total stockholders' equity                                                    2,366,935        2,687,472
                                                                        -----------------------------------
Total liabilities and stockholders' equity                                $   2,852,874    $   3,281,846
                                                                        ===================================

                             See accompanying notes.

                             Krypton Isolation, Inc.

                            Statements of Operations




                                                                                Year ended April 30
                                                                                2000           1999
                                                                        -----------------------------------
Sales                                                                      $  1,961,181     $  1,311,230
Cost of sales                                                                 1,151,125          778,406
                                                                        -----------------------------------
Gross margin                                                                    810,056          532,824

Operating expenses:
   Research and development                                                     547,335          661,921
   Selling and marketing                                                        124,463          141,695
   General and administrative                                                   600,503          652,641
   Warrants  -  strategic alliance                                            8,538,000                -
                                                                        -----------------------------------
Operating expenses                                                            9,810,301        1,456,257
                                                                        -----------------------------------

Operating loss                                                               (9,000,245)        (923,433)

Interest income, net                                                            103,958           96,616
                                                                        -----------------------------------
Net loss                                                                   $ (8,896,287)    $   (826,817)
                                                                        ===================================

                             See accompanying notes.

                                              Krypton Isolation, Inc.

                                        Statements of Stockholders' Equity




                                             Convertible                                         Preferred       Deferred
                                           Preferred Stock                Common Stock             Stock           Stock
                                         Shares        Amount         Shares        Amount        Warrants     Compensation
                                     ------------------------------------------------------------------------------------------
Balance as of May 1, 1998                       -    $         -      4,250,000  $    735,625  $     360,000       $ (52,500)
   Issuance of Series C convertible
     preferred stock, net of
     issuance costs of $24,231          1,077,587      2,475,771              -             -              -               -
   Stock compensation expense                   -              -              -        77,500              -          52,500
   Exercise of stock options                    -              -        250,000       325,000              -               -
   Net loss                                     -              -              -             -              -               -
                                     ------------------------------------------------------------------------------------------
Balance as of April 30, 1999            1,077,587      2,475,771      4,500,000     1,138,125        360,000               -
   Exercise of stock options                    -              -         27,500        35,750              -               -
   Warrants - strategic alliance                -              -              -             -      8,540,000               -
   Net loss                                     -              -              -             -              -               -
                                     ------------------------------------------------------------------------------------------
Balance as of April 30, 2000            1,077,587    $ 2,475,771      4,527,500  $  1,173,875  $   8,900,000       $       -
                                     ==========================================================================================

                                        Accumulated
                                          Deficit             Total
                                     -----------------------------------
Balance as of May 1, 1998              $    (459,607)      $   583,518
   Issuance of Series C convertible
     preferred stock, net of
     issuance costs of $24,231                     -         2,475,771
   Stock compensation expense                      -           130,000
   Exercise of stock options                       -           325,000
   Net loss                                 (826,817)         (826,817)
                                     -----------------------------------
Balance as of April 30, 1999              (1,286,424)        2,687,472
   Exercise of stock options                       -            35,750
   Warrants - strategic alliance                   -         8,540,000
   Net loss                               (8,896,287)       (8,896,287)
                                     -----------------------------------
Balance as of April 30, 2000           $ (10,182,711)      $ 2,366,935
                                     ===================================



                             See accompanying notes.

                             Krypton Isolation, Inc.

                            Statements of Cash Flows


                                                                              Years ended April 30
                                                                             2000              1999
                                                                       ------------------------------------
Operating activities
Net loss                                                                  $ (8,896,287)    $   (826,817)
Adjustments to reconcile net loss to cash used in operating activities:
   Depreciation and amortization expense                                        78,909           57,903
   Warrants - strategic alliance                                             8,538,000                -
   Stock compensation expense                                                        -          130,000
   Changes in operating assets and liabilities:
     Accounts receivable, net                                                   48,825          (81,502)
     Inventories                                                                20,124         (135,107)
     Prepaid expenses and other                                                 (8,748)           5,001
     Accounts payable                                                          (96,949)         424,522
     Accrued expenses                                                          (15,552)        (106,638)
     Other liabilities                                                           4,825           (3,377)
                                                                       ------------------------------------
Net cash used in operating activities                                         (326,853)        (536,015)

Investing activity
Purchases of property and equipment                                            (97,618)         (50,305)
                                                                       ------------------------------------
Net cash used in investing activity                                            (97,618)         (50,305)

Financing activities
Payments on capital leases                                                        (759)          (2,863)
Proceeds from note receivable                                                        -              125
Net proceeds from issuances of Convertible Preferred Stock                           -        2,475,771
Net proceeds from exercise of stock options                                     35,750                -
Net proceeds from preferred stock warrants                                       2,000                -
                                                                       ------------------------------------
Net cash provided by financing activities                                       36,991        2,473,033
                                                                       ------------------------------------

Net increase (decrease) in cash and cash equivalents                          (387,480)       1,886,713
Cash and cash equivalents at beginning of year                               2,268,171          381,458
                                                                       ------------------------------------
Cash and cash equivalents at end of year                                  $  1,880,691     $  2,268,171
                                                                       ====================================

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                 $         12     $        216

                             See accompanying notes.

                             Krypton Isolation, Inc.

                          Notes to Financial Statements

                                 April 30, 2000


1. Organization

Krypton Isolation, Inc. (the Company) develops and markets mixed-signal analog/digital integrated circuits (ICs). The Company's products serve the wireline communication market. Within the semiconductor industry, the Company is known as a "fabless" company, meaning that the ICs are manufactured by third-party semiconductor companies. The Company was founded in 1994.

2. Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits and investments with a maturity of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. Inventories consist of the following:

                                                       April 30
                                                2000              1999
                                           ----------------------------------
     Work in progress                        $    79,116      $    63,934
     Finished goods                              311,641          346,947
                                           ----------------------------------
                                             $   390,757      $   410,881
                                           ==================================

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the useful lives of the assets (generally 5 to 7 years). Amortization of assets recorded under capital leases is computed using the straight-line method over the shorter of the asset's useful life or the term of the lease, and such amortization is included with depreciation expense.

Property and equipment consist of the following:

                                                          April 30
                                                   2000              1999
                                             -----------------------------------
Lab and testing equipment                      $    421,277     $    327,207
Office equipment                                     10,608           10,608
Furniture and fixtures                               49,260           45,712
                                             -----------------------------------
                                                    481,145          383,527
Accumulated depreciation and amortization          (230,377)        (151,468)
                                             -----------------------------------
                                               $    250,768     $    232,059
                                             ===================================

Fair Value of Financial Instruments

The Company's financial instruments consist principally of cash and cash equivalents, receivables, and accounts payable. The Company believes all of the financial instruments' recorded values approximate current market values.

Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents primarily in cash deposits, money market accounts, and commercial paper. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company provides an allowance for doubtful accounts receivable based upon the expected collectibility of such receivables.

The following table summarizes the changes in the allowance for doubtful accounts receivable:

         Balance at May 1, 1998                                      $      -
         Additions charged to costs and expenses                       10,200
         Write-off of uncollectible accounts                                -
                                                                     --------
         Balance at April 30, 1999                                     10,200
         Additions charged to costs and expenses                       25,695
         Write-off of uncollectible accounts                                -
                                                                     --------
         Balance at April 30, 2000                                   $ 35,895
                                                                     ========


All of the Company's products are currently manufactured by two companies, one located in Singapore and one in the United States. A manufacturing disruption experienced by either of the Company's manufacturing partners could impact the production of the Company's products for a substantial period of time, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

The following is a detail of customers that account for greater than 10% of gross revenue in the respective fiscal years:

                                                  Year Ended April 30
                                                2000              1999
                                           ---------------- ------------------
Customer A                                        21%               4%
Customer B                                        19               15
Customer C                                        14                -
Customer D                                         5               12
Customer E                                         -               11
Customer F                                         -               10

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition

Revenue from product sales is generally recognized upon title transfer. Revenue from shipments that include a right of return provision is deferred until the return period has lapsed. Product returns have historically been minimal.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $11,474 and $12,608 in the fiscal years ended April 30, 2000 and 1999, respectively.

Stock-Based Compensation

The Financial Accounting Standards Board's (FASB) SFAS No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees.

Other Comprehensive Income (Loss)

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components in the financial statements. There were no differences between net loss and comprehensive loss during any of the periods presented.

Segment Reporting

The Company's chief operating decision maker allocates resources and assesses the performance of its product development and sales activities as one segment.

New Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because the Company does not believe it currently holds any derivative instruments.

In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company does not expect the application of SAB No. 101 to have a material impact on the financial statements of the Company.

On March 31, 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No. 25, Accounting for Stock Issued to Employees. The interpretation clarifies guidance for certain issues that arose in the application of APB No. 25. The interpretation will be applied prospectively to new awards, modifications to outstanding awards, and changes in employee status on or after July 1, 2000, except as follows: (i) requirements related to the definition of an employee apply to new awards granted after December 15, 1998; (ii) modifications that directly or indirectly reduce the exercise price of an award apply to modifications made after January 12, 2000. The application of Interpretation No. 44 is not expected to have a material impact on the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material to the financial statements.

3.   Lease Commitments

The Company has financed the acquisition of certain equipment under capital lease transactions which are accounted for as financings and matured in fiscal year 2000. As of April 30, 1999, equipment under capital lease included in property and equipment was $8,039. Amortization of equipment under capital leases is included with depreciation expense.

In addition, the Company leases its current office facilities under an operating lease agreement that expires in December 2000. Rental payments under the lease increase ratably from $5,900 per month to $6,700 per month over the term of the lease. The minimum annual future rentals under the terms of the lease for the year ended April 30, 2001 are $53,645.

Rent expense for operating leases was approximately $75,400 and $25,100 for the years ended April 30, 2000 and 1999, respectively.

4.   Stockholders' Equity

Convertible Preferred Stock

The Articles of Incorporation authorize the issuance of up to 5,500,000 shares of Convertible Preferred Stock with no par value. Each share is convertible into common stock at the option of the stockholder at any time based on the number of shares determined by dividing the original issue price by the conversion price on the date of conversion, subject to certain adjustments (one-to-one as of April 30, 2000). The Convertible Preferred Stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Convertible Preferred Stock could be converted on the record date. Conversion is automatic upon the closing of an underwritten public offering of the Company's common stock of which the market capitalization is at least $60 million and the aggregate gross proceeds are not less than $10 million. Additional contractual obligations by and between the Convertible Preferred Stockholders and the Common Stockholders exist with regard to registration rights, indemnification, right of first offer, right of first refusal, and voting of shares.

The stockholders of Series A, B, and C Convertible Preferred Stock are entitled to dividends of $0.004, $0.012, and $0.116, respectively, per share per annum when declared.

In the event of a liquidation or winding up of the Company, stockholders of Series A, B, and C Convertible Preferred Stock shall have a liquidation preference of $0.05, $0.15, and $2.32 per share, respectively, plus declared and unpaid dividends, over holders of common stock.

Warrants

The Company issued a warrant to purchase 2,000,000 shares of Series A Convertible Preferred Stock at $0.05 per share in July 1994 for cash proceeds of $30,000 to a customer in connection with a strategic alliance agreement. The warrant was immediately exercisable and expired in October 1995. This warrant was modified on several occasions to extend the expiration date ultimately to January 29, 2001 for total cash consideration of $3,000.

The Company issued a warrant to purchase 2,000,000 shares of Series B Convertible Preferred Stock at $0.15 per share in January 1996 for cash proceeds of $80,000 to a customer in connection with a strategic alliance agreement. The warrant was immediately exercisable and expired in January 2000. This warrant was modified in January 2000 to extend the expiration date from January 29, 2000 to January 29, 2001 for cash proceeds of $1,000.

The Company has valued the warrants at their fair value (using a Black-Scholes pricing model) at the date of original issuance and at each modification date, recording the resulting expense of $8,538,000 for the year ended April 30, 2000.

Stock Options

In September 1997, the Company adopted the 1997 Stock Plan (the Plan) whereby employees and consultants of the Company may be granted options to purchase shares of the Company's Common Stock. As of April 30, 2000, 500,000 shares were authorized for issuance under the Plan. The term of each option is no more than ten years from the date of grant. The stock options generally vest over a four year period.

Prior to the formation of the Plan, the Company also issued 1,350,000 stock options with similar terms to various employees, and 250,000 stock options to an outside consulting firm.

The Company issued the 250,000 stock options in exchange for consulting services and cash consideration of $325,000. The options had an exercise price of $1.30, a four year vesting period, certain other performance criteria which accelerated vesting, and a provision that required the Company to refund the $325,000 if the holder did not meet the performance criteria. Accordingly, the Company recorded the cash received as a note payable. The fair value of these options as of the grant date was $147,500, using the Black-Scholes pricing model. In December 1998, the consulting firm met all of the performance criteria and exercised the options. Total general and administrative expense recognized related to these stock options was $188,125, of which $130,000 was recognized during the year ended April 30, 1999. The exercise proceeds of $325,000 was a non-cash transaction in satisfaction of the note payable.

A summary of the Company's stock option activity and related information for the years ended April 30, 2000 and 1999 follows:

                                              Shares
                                          Available for                      Exercise      Weighted-Average
                                              Grant          Options          Prices       Exercise Price
                                          -----------------------------------------------------------------
Outstanding at May 1, 1998                   440,000         1,660,000     $0.15-$1.30          $0.47
Granted                                            -                 -          -                 -
Exercised                                          -          (250,000)        1.30              1.30
Forfeited                                     30,000           (30,000)        1.30              1.30
                                          -----------------------------------------------------------------
Outstanding at April 30, 1999                470,000         1,380,000      0.15-1.30            0.30
Granted                                            -                 -          -                 -
Exercised                                          -           (27,500)        1.30              1.30
Forfeited                                      2,500            (2,500)        1.30              1.30
                                          -----------------------------------------------------------------
Outstanding at April 30, 2000                472,500         1,350,000     $0.15-$1.30          $0.28
                                          =================================================================


The following table summarizes information concerning outstanding options as of April 30, 2000:

                                           Weighted-
                                            Average        Weighted-                     Weighted-
                                           Remaining        Average                       Average
                          Options         Contractual       Exercise       Options        Exercise
  Exercise Price        Outstanding      Life in Years       Price       Exercisable       Price
-------------------- ------------------ ----------------- ------------- --------------- -------------
    $     0.15           1,200,000             5.75           $0.15        1,200,000         $0.15
          1.30             150,000             5.91            1.30          150,000          1.30
                     ------------------                                 ---------------
     0.15-1.30           1,350,000             5.76            0.28        1,350,000          0.28
                     ==================                                 ===============


Pro forma information regarding net income (loss) is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6%; no expected dividends; an expected life of five years; and no volatility.

For the purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss as of April 30, 2000 and 1999 was $8,922,148 and $857,621, respectively.

Common Stock

Common stock reserved for future issuances at April 30, 2000 is as follows:

         Convertible Preferred Stock                      1,077,587
         Preferred Stock warrants                         4,000,000
         Stock options under 1997 Plan                      472,500
         Other stock options                              1,350,000
                                                        -----------
                                                          6,900,087
                                                        ===========

5.   Income Taxes

As of April 30, 2000, the Company had federal net operating loss carryforwards of approximately $1,202,000 and research and development credit carryforwards of approximately $43,000. The net operating loss carryforwards and research and development credit carryforwards will expire at various dates beginning in 2012, if not utilized.

Utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes are as follows:

                                                                               April 30
                                                                           2000         1999
                                                                     ----------------------------
     Deferred tax assets:
       Reserves and allowances                                        $    11,000    $    5,000
       Net operating loss and tax credit carryforwards                    488,000       349,000
                                                                     ----------------------------
     Net deferred tax asset before valuation allowance                    499,000       354,000
     Valuation allowance for net deferred tax asset                      (499,000)     (354,000)
                                                                     ----------------------------
     Net deferred taxes                                               $         -    $        -
                                                                     ============================


The Company has established a valuation allowance equal to the net deferred tax asset due to uncertainties regarding the realization of the deferred tax asset based on the Company's lack of earnings history. The valuation allowance increased by $145,000 for the year ended April 30, 2000.

The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes as a result of permanent items and the application of a valuation allowance.

6.   Related Party Transactions

The Company entered into a full recourse note receivable dated May 1, 1996 with the President in the principal amount of $50,000, with an annual interest rate of 5.33%. Principal and accrued interest of $10,660 are due and payable upon demand.

The Company entered into a full recourse note receivable dated May 1, 1996 with the Vice President of Engineering in the principal amount of $50,000, with an annual interest rate of 5.33%. Principal and accrued interest of $10,660 are due and payable upon demand.

The outstanding warrants discussed in Note 4 to the financial statements were issued to a significant customer whose Chief Executive Officer and Chief Financial Officer are Board of Directors of the Company.

7.   Commitments and Contingencies

In March 1998, Sipex Corporation filed a lawsuit against the Company seeking recovery of damages allegedly owed by the Company for semiconductor devices manufactured by Sipex and delivered to the Company under a written foundry agreement between Sipex and the Company. On June 19, 2000 the parties settled the lawsuit through mediation and the Company paid Sipex $200,000. This amount is recorded in these financials statements.

On June 22, 2000, the Company entered into a merger agreement with Silicon Laboratories Inc. pursuant to which the Company has agreed to receive $42 million in cash and common stock (estimated using the value of Silicon Laboratories' common stock on such date and subject to further adjustment) in exchange for all outstanding common stock, preferred stock, stock options, and warrants of the Company. This transaction is expected to close in the third calendar quarter of 2000.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


The following unaudited pro forma condensed financial statements give effect to the completed merger between Silicon Laboratories Inc. (Silicon Laboratories), through its wholly-owned subsidiary Karst Corporation, and Krypton Isolation, Inc. (Krypton). This merger will be accounted for as a purchase business combination. These unaudited pro forma condensed financial statements have been prepared from the historical consolidated financial statements of Silicon Laboratories and Krypton and should be read in conjunction therewith.

On August 9, 2000, Silicon Laboratories consummated a merger with Krypton for a purchase price of $42.0 million. The consideration tendered by Silicon Laboratories consisted of $15.0 million in cash, 384,100 shares of Silicon Laboratories' common stock valued at $21.9 million, 90,449 options to purchase Silicon Laboratories' common stock valued at $4.8 million, and estimated direct acquisition costs of $275,000. The estimated direct acquisition costs consist primarily of legal, accounting, and appraisal fees to be incurred by Silicon Laboratories that are directly related to the merger. There can be no assurance that Silicon Laboratories and Krypton will not incur additional charges related to the merger or that management will be successful in its efforts to integrate the operations of the two companies. To determine the value associated with the stock and stock option portion of the consideration paid to Krypton shareholders, we have used the average of the closing prices of Silicon Laboratories' common stock for the three days before and after the measurement date, August 4, 2000, in accordance with Emerging Issues Task Force (EITF) 99-12 ACCOUNTING FOR FORMULA ARRANGEMENTS UNDER EITF 95-19 "DETERMINATION OF THE MEASUREMENT DATE FOR THE MARKET PRICE OF ACQUIRER SECURITIES ISSUED IN A PURCHASE BUSINESS COMBINATION". The average of these closing prices was $56.96. The number of shares of Silicon Laboratories' stock tendered was based on the average of the closing prices of Silicon Laboratories common stock in the ten trading days ending on August 4, 2000 in accordance with the terms of the agreement.

The unaudited pro forma condensed balance sheet combines the unaudited historical condensed balance sheets of Silicon Laboratories as of July 1, 2000 and Krypton as of April 30, 2000.

The unaudited pro forma condensed statement of operations for the year ended January 1, 2000 combines the audited historical statement of operations of Silicon Laboratories for the year ended January 1, 2000, and the unaudited historical statement of operations of Krypton for the twelve months ended October 31, 1999. The unaudited pro forma condensed statement of operations for the six months ended July 1, 2000 combines the unaudited results of operations for the six months ended July 1, 2000 for Silicon Laboratories, and the unaudited results of operations for the six months ended April 30, 2000 for Krypton.

The unaudited pro forma combined condensed financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings that may result from the merger.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes thereto, Silicon Laboratories' historical financial statements and related notes thereto as filed with the Securities and Exchange Commission, and Krypton's historical financial statements and related notes included elsewhere in this filing.

                            Silicon Laboratories Inc.
                   Unaudited Pro Forma Condensed Balance Sheet
                                 (in thousands)


                                                                                          PRO FORMA
                                                           SILICON LABS     KRYPTON      ADJUSTMENTS          PRO FORMA
                                                              7/1/00        4/30/00         NOTE 2             COMBINED
                                                           ---------------------------------------------------------------
ASSETS
Current Assets
     Cash and cash equivalents                             $      83,495   $      1,881  $    (15,275) a      $    70,101
     Short-term investments                                       22,195              -                            22,195
     Accounts receivable, net                                     10,575            202                            10,777
     Notes Receivable-Officers                                         -            100                               100
     Inventories                                                   6,792            391                             7,183
     Deferred income taxes                                           461              -                               461
     Prepaid expenses and other                                    1,097             25                             1,122
                                                           ---------------------------------------------------------------
Total Current Assets                                             124,615          2,599       (15,275)            111,939

Property, equipment and software, net                             18,412            251                            18,663
Intangibles, net                                                       -              -        39,486  b           39,486
Other Assets                                                         253              3                               256
                                                           ---------------------------------------------------------------
Total Assets                                               $     143,280   $      2,853  $     24,211         $   170,344
                                                           ===============================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
     Accounts payable                                      $       6,265   $        408                       $     6,673
     Accrued expenses and other payables                           2,587             78                             2,665
     Deferred revenue                                                955              -                               955
     Current portion of long-term obligations                      3,721              -                             3,721
     Deferred income taxes                                             -              -  $        350  b              350
     Income taxes payable                                            238              -                               238
                                                           ---------------------------------------------------------------
Total Current Liabilities                                         13,766            486           350              14,602

Long-term debt and leases, net of current maturities               7,277              -                             7,277
Other long-term obligations                                          304              -                               304
                                                           ---------------------------------------------------------------

Total Liabilities                                                 21,347            486           350              22,183

Stockholders' Equity                                             121,933          2,367        26,657  a
                                                                                                 (429) b
                                                                                               (2,367) c          148,161
                                                           ---------------------------------------------------------------
Total liabilities and stockholders' equity                 $     143,280   $      2,853  $     24,211         $   170,344
                                                           ===============================================================


                            Silicon Laboratories Inc.
              Unaudited Pro Forma Condensed Statement of Operations
                      (in thousands except per share date)


                                                            SILICON LABS      KRYPTON      PRO FORMA
                                                             YEAR-ENDED     YEAR-ENDED    ADJUSTMENTS          PRO FORMA
                                                               1/1/00        10/31/99       NOTE 3             COMBINED
                                                           ---------------------------------------------------------------

Sales                                                        $   46,911     $    1,942                         $  48,853
Cost of goods sold                                               15,770          1,164                            16,934
                                                           ---------------------------------------------------------------

Gross profit                                                     31,141            778             -              31,919

Operating Expenses:
     Research and development                                     8,297            556                             8,853
     Selling, general and administrative                          7,207            681                             7,888
     Amortization of deferred stock compensation                    976              -    $       11  d              987
     Amortization of goodwill and other intangibles                   -              -         7,965  a            7,965
                                                           ---------------------------------------------------------------
Operating Expenses                                               16,480          1,237         7,976              25,693

Operating income (loss)                                          14,661           (459)       (7,976)              6,226

Other (income) and expenses:
     Interest income                                               (402)          (105)                             (507)
     Interest expense                                               699              -                               699
                                                           ---------------------------------------------------------------

Income (loss) before tax expense                                 14,364           (354)       (7,976)              6,034

Income tax expense (benefit)                                      3,324              -          (326) b            2,998
                                                           ---------------------------------------------------------------

Net income (loss)                                            $   11,040     $     (354)   $   (7,650)          $   3,036
                                                           ===============================================================

Net income per share:
     Basic                                                   $     0.73                                        $    0.20
     Diluted                                                 $     0.25                                        $    0.07

Weighted average common shares outstanding:
     Basic                                                       15,152                                           15,536 c
     Diluted                                                     43,657                                           44,098 c


                                   Silicon Laboratories Inc.
                     Unaudited Pro Forma Condensed Statement of Operations
                             (in thousands except per share data)



                                                          SILICON LABS      KRYPTON
                                                           SIX-MONTHS     SIX-MONTHS      PRO FORMA
                                                              ENDED          ENDED       ADJUSTMENTS         PRO FORMA
                                                              7/1/00        4/30/00         NOTE 3            COMBINED
                                                       ---------------------------------------------------------------
Sales                                                       $ 43,973      $    849                           $ 44,822
Cost of goods sold                                            15,146           467                             15,613
                                                       ---------------------------------------------------------------

Gross profit                                                  28,827           382                             29,209

Operating Expenses:
      Research and development                                 8,024           322                              8,346
      Selling, general and administrative                      7,574           412                              7,986
      Warrants - strategic alliance                              -           8,538                              8,538
      Amortization of deferred stock compensation              1,566           -         $      5  d            1,571
      Amortization of goodwill and other intangibles             -             -            3,982  a            3,982
                                                       ---------------------------------------------------------------
Operating Expenses                                            17,164         9,272          3,987              30,423

Operating income (loss)                                       11,663        (8,890)        (3,987)             (1,214)

Other (income) and expenses:
      Interest income                                         (1,506)          (52)                            (1,558)
      Interest expense                                           618           -                                  618
                                                       ---------------------------------------------------------------

Income (loss) before tax expense                              12,551        (8,838)        (3,987)               (274)

Income tax expense                                             5,365           -             (208) b            5,157
                                                       ---------------------------------------------------------------

Net income (loss)                                           $  7,186      $ (8,838)      $ (3,779)           $ (5,431)
                                                       ===============================================================

Net income (loss) per share:
      Basic                                                 $   0.22                                         $  (0.17)
      Diluted                                               $   0.15                                         $  (0.11)

Weighted average common shares outstanding:
      Basic                                                   32,212                                           32,596  c
      Diluted                                                 47,910                                           48,375  c



NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

Silicon Laboratories will account for the acquisition of Krypton as a purchase business combination. The accompanying unaudited pro forma condensed financial statements reflect an estimated aggregate purchase price as outlined in Note 2(a) below.

2. UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

The accompanying unaudited pro forma condensed balance sheet has been prepared as if the acquisition was consummated on July 1, 2000. Pro forma adjustments were made:

        (a) To record the consideration given in acquisition of Krypton (in thousands):



              Cash                                                $   15,000
              Value of common stock                                   21,878
              Exchange of stock options                                4,779
              Transaction costs                                          275
                                                                 -------------
              Total purchase price                                $   41,932
                                                                 =============



        (b) To record allocation of purchase price to the assets and liabilities of Krypton (in thousands):



                                                                                           Amortization
                                                                                              Period
                                                                                         ----------------
            Intangibles:
                Workforce                                                   $      214        3 years
                Customer base                                                    1,006        5 years
                Acquired technology                                                952       4-7 years
                Patents                                                            120        3 years
                Goodwill                                                        37,194        5 years
                                                                           -------------
                                                                            $   39,486
                                                                           -------------

            Net fair value of tangible assets acquired and liabilities
               assumed                                                           2,367
            Net deferred tax liabilities assumed                                  (350)
            Deferred stock compensation                                             35
            In-process research and development                                    394
                                                                           -------------
            Total purchase price                                            $   41,932
                                                                           =============


         (c) To record elimination of Krypton's shareholder's equity.

3. UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

The accompanying unaudited pro forma condensed statements of operations have been prepared as if the acquisition was consummated as of January 3, 1999.

Pro forma adjustments were made to reflect the:

         (a) Amortization of acquired intangibles based on the estimated economic lives as outlined in Note 2(b) above.

         (b) Pro forma tax benefit that is attributable to the net loss of Krypton (excluding non-deductible warrant costs), and deductible amortization expense of certain intangible assets at Silicon Laboratories' statutory tax rate of 37%. The acquired in-process research and development charge, and the amortization of goodwill and deferred stock compensation associated with the merger are not tax deductible by Silicon Laboratories and therefore provide no tax benefit.

         (c) Issuance of approximately 384,100 shares of common stock and 90,449 stock options (using the treasury stock method) issued in exchange for all outstanding shares and options of Krypton, based on the number of Krypton shares and options outstanding as of August 9, 2000, the closing date of the merger.

         (d) The pro forma adjustments do not include the write-off of purchased in-process research and development of $394,000 as it will not have a continuing impact on the operations of the Company.


Supplemental Disclosure - Adjusted Net Income/Earnings Per Share Calculation:


                                                               Proforma Combined
                                                     (in thousands, except per share data)
                                                     -------------------------------------
                                                      Year-Ended        Six-Months Ended
                                                        1/1/00               7/1/00
                                                        ------               ------
Net income (loss)                                    $   3,036            $  (5,431)

Non-cash pro forma adjustments:
  Amortization of goodwill and other intangibles         7,965                3,982
  Warrants - strategic alliance                                               8,538
  Amortization of deferred stock compensation              987                1,571
                                                     ---------            ---------
                                                         8,952               14,091

Adjusted net income (loss)                           $  11,988            $   8,660

Shares used in computing diluted earnings per share     44,098               48,375

Adjusted diluted earnings per share                  $    0.27            $    0.18
